Exhibit 6.4

DEBT PURCHASE AND ASSIGNMENT AGREEMENT

This Debt Purchase and Assignment Agreement (“Debt Purchase Agreement”) is made and entered into effective as of August 26, 2022, by and between South Coastal Investments, LLC. (“South Coastal”) and David L. Rumbold . (“RUMBOLD”).

RECITALS

WHEREAS, Genesis Electronics Group, Inc. is a publicly-traded corporation organized under the laws of the State of Nevada (“GEGI”) and as of June 30, 2022 is currently indebted to RUMBOLD in the principal amount of $493,450 (less two previously sold portions of the note worth $21,450) pursuant to a Promissory Note dated December 31, 2014 (the “Note”), a true and correct copy of which is attached hereto as Exhibit “A”; and

WHEREAS, RUMBOLD warrants and represents that GEGI is currently indebted to it under the Note in the principal amount of $493,450 and

WHEREAS, South Coastal desires to purchase $100,000 of the Debt owed by GEGI to RUMBOLD for $50,000; and

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.                  Transfer and Assignment. RUMBOLD hereby irrevocably sells, assigns and transfers its rights, title and ownership in, and conversion rights thereof to, $100,000 of the December 31, 2014 David L. Rumbold Note for $50,000 to South Coastal. The remaining rights and interests in the balance of the Debt shall remain with RUMBOLD.

2.                  Consideration. Consideration to be paid to RUMBOLD shall be a total of$ 50,000 which payment shall be paid on or before August 26, 2022.

3.                  Consent to Assignment and Agreement to be Bound. GEGI hereby consents to the assignment of debt by RUMBOLD to South Coastal, and agrees to be bound by all the terms, conditions and obligations imposed upon it under the Debt.

4.                  Entire Agreement. This Debt Purchase Agreement embodies the entire agreement between RUMBOLD and South Coastal and supersedes any prior agreements, whether written or oral with respect to the subject matter thereof.

5.                  Successors. This Debt Purchase Agreement shall be binding upon and shall inure to the benefit of each of the parties to this Debt Purchase Agreement and each of their respective successors and assigns.

6.                  Counterparts. This Debt Purchase Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon and all of which together shall constitute one instrument.

7.                  Non-Affiliate Status. RUMBOLD hereby represents and warrants that neither it nor any of its affiliates is a control person nor an affiliate of GEGI and that neither it nor any of its affiliates has been an affiliate of GEGI at any time during the past 90 days.

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IN WITNESS WHEREOF, the parties hereto have caused this Debt Purchase and Assignment Agreement to be duly executed and delivered as of the date first written above.

“RUMBOLD”:	“South Coastal”:

David L. Rumbold	South Coastal Investments, LLC

By: /s/ David Rumbold 8-26-2022	By: /s/ Tru Le 8-26-2022
Name: David L. Rumbold	Name: Tru Le
Title: an individual	Title: Managing Member

ACCEPTED, ACKNOWLEDGED AND APPROVED :

GEGI- Genesis Electronics Group, Inc..

By: /s/ Braden Jones 8-26-2022
Name: Braden Jones
Title: CEO

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EXHIBIT “A”

Copy of $514,900.00 Face Amount Promissory Note dated December 31, 2014

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